[Letterhead of Hogan & Hartson L.L.P.]
November 8, 2006
Board of Directors
Martha Stewart Living Omnimedia, Inc.
11 West 42nd Street
New York, New York 10036
Ladies and Gentlemen:
          We are acting as counsel to Martha Stewart Living Omnimedia, Inc., a Delaware corporation (the “Company”), in connection with its registration, pursuant to a registration statement on Form S-8 (the “Registration Statement”), filed with the Securities and Exchange Commission, of up to an additional 300,000 shares (the “Shares”) of the Company’s Class A common stock, par value $0.01, reserved for issuance under the 1999 Non-Employee Director Stock and Option Compensation Plan as amended by Amendment No. 1 thereto (the “Plan”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.
          For purposes of this opinion letter, we have examined copies of the following documents:
1.	A copy of the Plan, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

2.	The Registration Statement.

3.	The Certificate of Incorporation of the Company, as certified by the Secretary of the State of the State of Delaware on September 14, 2006 and by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

4.	A certificate of good standing of the Company issued by the Secretary of State of the State of Delaware dated November 6, 2006.

5.	The Bylaws of the Company, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

6.	Resolutions of the Board of Directors of the Company adopted on April 5, 2005 and October 6, 2006, as certified by the Secretary of the Company on the date hereof as being complete, accurate, and in effect.

7.	A certificate of an officer of the Company, dated the date hereof, as to certain facts relating to the Company and the Plan.
          In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). This opinion letter is given, and all statements herein are made, in the context of the foregoing.

Board of Directors
November 8, 2006

          This opinion letter is based as to matters of law solely on the Delaware General Corporation Law, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations. As used herein, the term “Delaware General Corporation Law, as amended” includes the statutory provisions contained therein, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.
          Based upon, subject to and limited by the foregoing, we are of the opinion that, following (a) effectiveness of the Registration Statement, (b) issuance of the Shares pursuant to the terms of the Plan and (c) receipt by the Company of the consideration for Shares specified in the applicable resolutions of the Board of Directors and in the Plan, the Shares will be validly issued, fully paid, and nonassessable.
          This opinion letter has been prepared for your use in connection with the Registration Statement and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.
          We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.
Very truly yours,
/s/ Hogan & Hartson L.L.P.
HOGAN & HARTSON L.L.P.